Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer

Aaron Rents, Inc.
Reports Third Quarter Results;
Expects to Grow Store Base 15% in 2007;
10% to 13% in 2008

ATLANTA, October 24, 2007 - Aaron Rents, Inc. (NYSE: RNT), the nation’s leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced revenues and earnings for the three and nine months ended September 30, 2007.
For the third quarter of 2007, revenues increased 13% to $359.4 million compared to $317.7 million for the same period a year ago. Net earnings were $15.9 million versus $17.4 million for the third quarter last year. Diluted earnings per share were $.29 compared to $.32 per share in 2006.
For the first nine months of this year, revenues advanced 12% to $1.106 billion compared to $986.7 million for the same period of 2006. Net earnings for the nine months were up 9% to $64.8 million versus $59.6 million for the corresponding period a year ago. Diluted earnings per share for the first nine months were $1.18 for 2007 and $1.13 for 2006.
“We anticipate record revenues and earnings for the Company this year,” said R. Charles Loudermilk, Sr. Chairman and Chief Executive Officer of Aaron Rents. “Our third quarter results were affected primarily, as expected per our news release a month ago, by construction delays in our aggressive program of new store openings as well as slower revenue growth and higher operating costs. Consequently, we are now focused on improving revenue growth and earnings of all our stores and, in the near term, opening new Company-operated stores at a less accelerated rate.”

“Our franchise system continues its strong performance with solid same store revenue growth for the quarter. We have a growing franchise expansion program with more than 300 franchised stores now in the pipeline for future opening. We anticipate that area development agreements will be awarded for a record number of stores this year,” continued Mr. Loudermilk.
The Aaron’s Sales & Lease Ownership division increased its third quarter revenues 15% to $328.1 million compared to $286.2 million last year. First nine months sales and lease ownership revenues increased 13% to $1.007 billion compared to $890.7 million a year ago.
Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron’s Sales & Lease Ownership division increased 4.0% during the third quarter of 2007 compared to the third quarter of 2006.
The Aaron’s Corporate Furnishings division revenues declined 2% during the third quarter to $29.7 million compared to $30.4 million a year ago. Corporate furnishings revenues were $91.5 million for the nine months compared to $93.8 million in 2006.
Consolidated rentals and fees increased 14% for the third quarter and 13% for the first nine months compared to the previous year periods. In addition, franchise royalties and fees increased 7% for the third quarter and 15% year-to-date compared to the same periods a year ago. Non-retail sales, which are primarily sales of rental merchandise to Aaron’s Sales & Lease Ownership franchisees, increased 18% to $58.1 million for the third quarter from $49.4 million from the comparable period in 2006, and 16% to $185.0 million for the first nine months compared to $159.8 million for the same period last year. The increases in the Company’s franchise revenues and non-retail sales are the result of the increase in revenues of the Company’s franchisees, who collectively had revenues of $131.3 million for the third quarter and $415.1 million for the first nine months of 2007, an 11% and 14% increase, respectively, over the comparable prior year periods. Same store revenues for franchised stores increased 8.8% for the third quarter of 2007 compared to the third quarter of 2006. Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

During the third quarter the Aaron’s Sales & Lease Ownership division opened 40 new Company-operated stores, nine new franchised stores, five Company-operated RIMCO stores, and two franchised RIMCO stores. The Company also opened one new corporate furnishings store and closed two Company-operated sales and lease ownership stores. In addition, during the quarter the Company acquired 21 franchised stores and purchased the accounts of four third party stores.
Through the three months and nine months ended September 30, the Company awarded area development agreements to open 46 and 152 additional franchised stores, respectively. At the end of September there were a total of 302 franchised stores awarded that we expect will open over the next several years.
At September 30 the Aaron’s Sales and Lease Ownership division had 927 Company-operated stores and 442 franchised stores, 27 Company-operated RIMCO stores, and four franchised RIMCO stores. In addition, the Company operated 61 corporate furnishings stores. The total number of stores open at the end of September was 1,461.
“We expect in the fourth quarter of 2007 to have revenues in excess of $375 million and diluted earnings per share in the range of $.30 to $.34,” Mr. Loudermilk continued. “For the 2007 fiscal year we anticipate Company revenues slightly below $1.5 billion (excluding revenues of franchisees) and diluted earnings per share in the range of $1.48 to $1.52, or $1.43 to $1.47 excluding the gain on the first quarter parking deck sale. As previously announced, our new store openings in 2007 will be less than originally planned. We now expect total store growth for 2007, a combination of Company-operated and franchise stores, to be up approximately 15% for the year. We expect to increase the store base 10% to 13% in 2008, roughly an equal mix between Company-operated and franchised stores. Our initial earnings guidance for 2008 is to achieve diluted earnings per share in the range of $1.60 to $1.75.
Aaron Rents will hold a conference call to discuss its quarterly financial results on Thursday, October 25, 2007, at 10:30 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company’s website, www.aaronrents.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site.

Aaron Rents, Inc., based in Atlanta, currently has more than 1,490 Company- operated and franchised stores in 48 states and Canada for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 13 facilities in five states.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Statements in this release that are “forward-looking” include without limitation Aaron Rents’ projected revenues, earnings, and store openings for future periods.

Aaron Rents, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues:
Rentals and Fees	$278,104	$243,649	$841,828	$743,689
Retail Sales	12,808	14,330	40,948	49,432
Non-Retail Sales	58,140	49,429	185,047	159,813
Franchise Royalties and Fees	8,881	8,322	28,397	24,770
Other	1,448	1,979	10,080	9,019
Total	359,381	317,709	1,106,300	986,723
Costs and Expenses:
Retail Cost of Sales	8,389	9,553	27,180	32,826
Non-Retail Cost of Sales	53,095	45,210	169,355	148,308
Operating Expenses	169,105	143,601	494,519	430,375
Depreciation of Rental Merchandise	101,299	89,806	305,413	273,408
Interest	2,180	1,914	5,965	7,860
Total	334,068	290,084	1,002,432	892,777
Earnings Before Taxes	25,313	27,625	103,868	93,946
Income Taxes	9,394	10,242	39,085	34,352
Net Earnings	$15,919	$17,383	$64,783	$59,594
Earnings Per Share	$.29	$.32	$1.20	$1.15
Earnings Per Share Assuming Dilution	$.29	$.32	$1.18	$1.13
Weighted Average Shares Outstanding	54,217	53,989	54,190	52,034
Weighted Average Shares Outstanding Assuming Dilution	55,049	54,767	55,046	52,874

Selected Balance Sheet Data
(In thousands)

	(Unaudited)
	September 30, 2007	December 31, 2006

Cash	$9,723	$8,807
Accounts Receivable, Net	46,065	43,495
Rental Merchandise, Net	614,232	612,149
Property, Plant and Equipment, Net	226,981	170,294
Other Assets, Net	180,506	144,861
Total Assets	1,077,507	979,606

Bank Debt	47,640	15,612
Senior Notes	80,000	90,000
Total Liabilities	406,856	372,591
Shareholders’ Equity	$670,651	$607,015